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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C 20549


                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. ____)*



                           PARAMOUNT FINANCIAL CORPORATION
     ---------------------------------------------------------------------------
                                 (Name of Issuer)

                       COMMON STOCK, PAR VALUE $0.01 PER SHARE
     ---------------------------------------------------------------------------
                            (Title of Class of Securities)

                                     699223-10-3
                                  ------------------
                                    (CUSIP Number)




          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


     SEC 1745 (2-95)

                               Page 1 of 5 pages

     CUSIP NO.  699223-10-3              13G         PAGE  2  OF  5  PAGES
              ----------------                            ---    ---

     -----------------------------------------------------------------------
     1    Names of Reporting Persons
          S.S or I.R.S. Identification Nos. of above persons

          GLENN NORTMAN
     -----------------------------------------------------------------------
     2    Check the appropriate box if a member of a group (See Instructions)

                                                                  (a)  [  ]
                                                                  (b)  [  ]

     -----------------------------------------------------------------------
     3    SEC use only


     -----------------------------------------------------------------------
     4    Citizenship or place of organization

          UNITED STATES OF AMERICA

     -----------------------------------------------------------------------
                    5    Sole voting power

                              1,500,943
     NUMBER OF      --------------------------------------------------------
      SHARES        6    Shared voting power
   BENEFICIALLY
     OWNED BY                 0
   EACH PERSON      --------------------------------------------------------
      WITH          7    Sole dispositive power

                              1,500,943
                    --------------------------------------------------------
                    8    Shared dispositive power

                              0
     -----------------------------------------------------------------------
     9    Aggregate amount beneficially owned by each reporting person

          1,500,943

     -----------------------------------------------------------------------
     10 Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

     -----------------------------------------------------------------------
     11   Percent of class represented by amount in Row 9

          19.7%

     -----------------------------------------------------------------------
     12   Type of reporting person (See Instructions)

          IN

     -----------------------------------------------------------------------

                                Page 2 of 5 pages

      CUSIP NO.  699223-10-3         13G            PAGE  3  OF  5
               ---------------                           ---    ---


     ITEM 1.

                     (a)      Paramount Financial Corporation

                     (b)      One Jericho Plaza
                              Jericho, New York 11753

     ITEM 2.

                     (a)      Glenn Nortman

                     (b)      One Jericho Plaza
                              Jericho, New York 11753

                     (c)      United States of America

                     (d)      common stock, par value $0.01 per share

                     (e)      699223-10-3

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

     ITEM 4.      OWNERSHIP

                     (a) Amount beneficially owned:  1,500,943

                     (b) Percent of class:  19.7%

                     (c) Number of shares as to which such person has:

                       (i)    Sole power to vote or to direct the
                              vote:  1,500,943
                       (ii)   Shared power to vote or to direct the vote: 0
                       (iii) Sole power to dispose or to direct the disposition of: 1,500,943
                       (iv) Shared power to dispose or to direct the disposition of: 0


     ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     Not Applicable


                          Page 3 of 5 pages

      CUSIP NO.  699223-10-3          13G               PAGE  4  OF  5
               ----------------                              ---    ---

     ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable

     ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

     ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

     ITEM 10.     CERTIFICATION

                  Not Applicable



                                  Page 4 of 5 pages

      CUSIP NO.  699223-10-3          13G               PAGE  5  OF  5
               ---------------                               ---    ---


                                      SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                        January 10, 1997
                              ----------------------------------------
                                               Date


                                        /s/ Glenn Nortman
                              ----------------------------------------
                                               Signature


                                            GLENN NORTMAN
                              ----------------------------------------
                                               Name/Title







                                  Page 5 of 5 pages